EXHIBIT 10.94.06

                           OFFSHORE SERVICES AGREEMENT
                           COMMERCIAL OPERATION PHASE

     THIS AGREEMENT for the performance of services is executed and made effective as of January 1, 1998, between Tangshan Panda Heat and Power, Ltd., a Chinese Joint Venture company ("Tangshan Panda"), Tangshan Pan-Western Heat and Power Co., Ltd., a Chinese Joint Venture company ("Tangshan Pan-Western"), Tangshan Cayman Heat and Power Co., Ltd, a Chinese Joint Venture company ("Tangshan Cayman"), and Tangshan Pan-Sino Heat Co., Ltd., a Chinese Joint Venture company ("Tangshan Pan-Sino"), (collectively, hereinafter referred to as "Owner") and Duke/Fluor Daniel International, a general partnership formed pursuant to the laws of the State of Nevada, U.S.A. ("DFDI").

        WHEREAS, Owner desires DFDI to provide certain U.S. support services for the operation and maintenance of the Facilities (as defined in Exhibit "A") to be located in Luannan County, near the city of Gujiaying, Hebei Province, the People's Republic of China;

        WHEREAS, Owner and DFDI desire to set forth the terms pursuant to which DFDI shall provide certain U.S. support services for the operation and maintenance of the Facilities; and

        WHEREAS, all of such services are to be performed outside of the Peoples Republic of China; and

        WHEREAS, this Agreement covers such services which are to be provided following the commencement of commercial operations.

        NOW, THEREFORE, in consideration of the covenants hereinafter set forth, the parties hereto mutually agree as follows:

1. DFDI shall perform the services described in Exhibit "A", attached hereto and incorporated herein (the "Services").

2. For and in consideration of the performance of the Services, DFDI shall be paid an aggregate lump sum amount of $553,812.00 U.S. Dollars) paid in accordance with the payment terms described in Exhibit "B", attached hereto and incorporated herein. In the event Owner and DFDI agree on changes in the scope of Services including an increase or decrease in the Services, Exhibit "A", the aggregate lump sum amount and the payment terms shall be adjusted to reflect such change.

3. DFDI warrants that it shall perform the Services in accordance with the standards of care and diligence normally practiced by recognized operations and maintenance firms in performing services of a similar nature in existence at the time of performance of the Services. If, during the twelve (12) month period following the end of the operation year in which Services are performed, it is shown that there is an error in the Services as a result of DFDI's failure to meet those standards, and Owner has notified DFDI in writing of any such error within that

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        period, DFDI shall perform such corrective services within the original scope of Services, as may be necessary to remedy such error.

4. DFDI shall maintain in force during the period that Services are performed Workers' Compensation and Employer's Liability Insurance (limit of One Million Dollars ($1,000,000) each occurrence) in accordance with the laws having jurisdiction over DFDI's employees who are engaged in the Services. DFDI shall also maintain during such period Comprehensive General Bodily Injury and Property Damage Liability, including automobile (owned, non-owned or hired), Contractual and DFDI's Protective Liability Insurance covering bodily injury to or death of persons and/or loss of or damage to property of parties other than Owner in a combined single limit of One Million Dollars ($1,000,000) for any one occurrence.

5. DFDI shall indemnify Owner against any and all claims, demands and causes of action for injury to or death of persons or for damage to or destruction of property (other than property of Owner for which Owner assumes responsibility) to the extent resulting from the negligent acts or omissions of DFDI. Except for DFDI's warranty obligation under paragraph 3 above, DFDI's liability under this Agreement shall not exceed amounts recoverable under the scope and limits of the insurance coverages specifically required to be maintained by DFDI under paragraph 4 above, and Owner agrees to release DFDI from any and all further liability arising in any manner from the Services. The parties hereby waive, and shall require their insurers to waive, subrogation against the other party under any applicable policy of insurance.

6. In performance of the Services, it is understood that if DFDI will be supplied with certain information and/or data by Owner and/or others, that DFDI will rely on same. It is agreed that the accuracy of such information is not within DFDI's control, and DFDI shall not be liable for its accuracy, nor for its verification, unless this Agreement is modified by mutual agreement to provide for verification by DFDI.

7. The term of this Agreement shall commence when the Facilities commence Commercial Operations and shall terminate ten years after that date. Owner and DFDI may elect to extend such term for two additional periods of five (5) years each. Any extension of the term of this Agreement will be affected by mutual written agreement between the parties after having given notice of the desire to so extend at least sixty (60) days prior to the end of the then effective term. All of the terms and conditions of this Agreement which are not modified or changed in any such written agreement shall remain in full force and effect throughout any such extended term.

8. Neither party shall be responsible or held liable to the other for indirect or consequential damages, including, but not limited to, loss of profit, loss of investment, loss of product or business interruption. The warranties, obligations, liabilities and remedies of the parties, as provided herein, are exclusive and in lieu of any others available at law or in equity. Indemnifications against, releases from, and limitations of liability and waivers of subrogation shall apply notwithstanding the default, negligence (whether active, passive, joint or concurrent), strict liability or other theory of legal liability of the party indemnified, released or whose liability is limited and shall be effective to, and only to, the maximum extent allowable by law and in the event such provision is determined to exceed the maximum scope

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        allowed by law, said provision shall be interpreted and enforced so as to preserve the indemnity, release or limitation to the maximum extent allowable. The parties agree to look solely to each other with respect to performance of this Agreement. DFDI may subcontract portions of the Services to its affiliated entities.

9. Any delays in or failure of performance by DFDI shall not constitute a default hereunder if such delays or failures of performance are caused by occurrences beyond the reasonable control of DFDI, including but not limited to: acts of God or the public enemy; expropriation or confiscation; compliance with any order of any governmental authority; act of war, rebellion or sabotage or damage resulting therefrom; fires, floods, explosion, accidents, riots; strikes or other concerted acts of workmen, whether direct or indirect; or any other causes, whether similar or dissimilar, which are beyond the reasonable control of DFDI. The contract price and/or schedule shall be subject to the equitable adjustment in the event that the cost of or the time required to perform the Services increase as a result of the foregoing causes.

10. Owner shall have the right to audit and inspect DFDI's records and accounts covering costs hereunder at all reasonable times during the course of the Services and for a period of one (1) year after the end of the operation year in which Services are performed, provided, however, that the purpose of any such audit shall be only for verification of such costs and that DFDI shall not be required to keep records of or provide access to those of its costs covered by fixed rates, or of costs which are expressed in terms of percentages of other costs.

11. The cost of any non-U.S. or People's Republic of China duties, taxes or licenses arising directly out of or that are applicable to the Services shall be paid by the Owner. Amounts payable to DFDI shall be without reduction for and free of non-U.S. taxes, duties or other similar assessments. Any such taxes imposed upon DFDI or any of its employees, or their affiliates, shall be reimbursable costs to DFDI payable by Owner. Reimbursement of taxes imposed upon employees shall be made in accordance with Fluor Daniel's International Assignment Policy Supplement 9, Section 9.5, Expatriate Taxation Policy, effective April 1, 1996. Owner will be notified of changes to this policy. It is anticipated by both parties that all Services provided under this Agreement are to be free of People's Republic of China VAT and Withholding Tax. Should this not be the case, both parties shall agree to mutually acceptable adjustments to the terms of the compensation.

12. Tangshan Panda, Tangshan Pan-Western, Tangshan Cayman and Tangshan Pan-Sino shall be jointly and severally liable for the obligations of Owner under this Agreement.

13. This Agreement and the attached Exhibits constitute the complete basis for this Agreement. No other representations of any kind, oral or otherwise, have been made. This Agreement shall be interpreted under the laws of the State of Texas, excluding its conflict of laws provisions.

14. WAIVER OF CONSUMER RIGHTS. The Parties HEREBY WAIVE THEIR RIGHTS under the Deceptive Trade Practices Consumer Protection Act, Section 17.41 et seq., Business and Commerce Code, a law that gives consumers special rights and protections. After both Parties have consulted with attorneys of their own selection, they voluntarily consent to this waiver.

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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

TANGSHAN PANDA HEAT AND POWER, LTD.,
a Chinese Joint Venture company

By: Robert W. Carter

Title: Director

TANGSHAN PAN-WESTERN HEAT AND POWER CO., LTD., a Chinese Joint Venture company

By: Robert W. Carter

Title: Director

TANGSHAN CAYMAN HEAT AND POWER CO., LTD., a Chinese Joint Venture company

By: Robert W. Carter

Title: Director

TANGSHAN PAN-SINO HEAT CO., LTD.,
a Chinese Joint Venture company

By: Robert W. Carter

Title: Director

DUKE/FLUOR DANIEL INTERNATIONAL,

a General Partnership

By: Richard D. Snell

Title: Vice President

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                                   EXHIBIT "A"

                                SCOPE OF SERVICES

The following services may be provided by Contractor under this Off-Shore
Agreement:

     A.     Offshore support of overall job management

     B.     Offshore management oversight of Annual Operations audit and report

     C.     Engineering review of plant performance and efficiency

     D.     Maintenance planning assistance programs

     E.     Inventory tracking control programs

     F.     Contract administration and interpretation assistance

     G.     Troubleshooting support

     H.     Site safety and hazardous materials programs

     I. Capital project engineering support (includes conceptualization, analysis, and recommendation and does not include detailed engineering for such projects, which will be performed as required as a separate contract)

     J.     Problem analysis and resolution

     K.     Warranty administration assistance

     L.     Travel and living expenses of home office personnel

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                                   EXHIBIT "B"

                         COMPENSATION AND PAYMENT TERMS

Compensation is calculated in accordance with Duke/Fluor Daniel International Standard Home Office Billing Schedule in effect as of January 1, 1998, as may hereafter be adjusted on an annual basis. Current scope of services in Exhibit "A" shall be for the annual lump sum amount of $553,812.00 to be paid in 12 equal monthly installments beginning the month following the date of Commercial Operation. Operator shall submit its invoices by the fifth day of the month. Owner shall pay the amount due to Operator on or before the thirtieth (30th) day following the date the invoice is received by Owner provided that invoices are submitted in a timely manner to allow payment in the applicable month in accordance with applicable loan requirements. Invoices not timely submitted shall be paid within sixty (60) days. Operator shall submit its billing together with copies of supporting invoices, vouchers, receipts, and such other evidence of payment as Owner shall require. If Owner should fail to pay Operator the amounts due and payable hereunder, except to the extent such amounts may be in dispute, such delinquent payments shall bear interest at an annual rate equal to one and twenty-five hundredths (1.25) times the prime interest rate then currently charged by the Chase Manhattan Bank in New York, New York prorated for the period of arrears, but in no event shall such rate exceed the maximum legal rate allowed by applicable usury laws. Payment of interest shall not excuse or cure any default or delay in payment of amounts due.

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